As filed with the Securities and Exchange Commission on April 11, 2001
                           Registration No. 333-48480
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                                 Amendment No. 2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                           BIOMASSE INTERNATIONAL INC.
                         (Name of issuer in its charter)


Florida                                           562000                             65-0909206
(State or other jurisdiction                  (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)              Classification Code)                   Identification Number)

721 S.E. 17th Street, Suite 200                                                      Irving Rothstein, Esq.
Fort Lauderdale, Florida                                                             Heller, Horowitz & Feit, P.C.
33316                                                                                292 Madison Avenue
(954) 524-0558                                                                       New York, New York 10017
(Address and telephone number                                                       (212) 685-7600
of registrant's principal executive                                                 (Name, address and telephone
offices and principal place of business)                                             number of agent for service)

                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600


Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


----------------------------------- ------------------ ------------------------ -------------------------- -------------------


Title of Each Class of Securities   Amount To Be       Proposed Maximum         Proposed Maximum               Amount of
to be Registered                    Registered         Offering Price Per       Aggregate Offering          Registration Fee
                                                       Security (2)             Price   (2)
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------

Common Stock class B, par value       1,704,322             $1.00 (3)                $1,704,322                 $ 426.08
$0.001

----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Common Stock class B, par
value $0.001                          1,325,000 (1)         $.001                    $    1,325                 $    0.33
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Common Stock class B, par value
$0.001                                3,929,900 (1)         $1.10 (4)                $4,322,890                 $1,080.72
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Total                                 6,959,222 (5)                                  $6,028,537                 $1,507.13
----------------------------------- ------------------ ------------------------ -------------------------- -------------------

(1) Consists of shares of common stock issuable upon exercise of currently exercisable warrants. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock which may be issuable by virtue of the anti-dilution provisions in the warrants.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3)  Based upon the price of a recent private offering.

(4)  Exercise price.

(5) Included 5,254,900 shares of common stock issuable upon exercise of currently exercisable warrants.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION DATED, APRIL 11, 2001
                                -----------------
                           BIOMASSE INTERNATIONAL INC.
                             ----------------------

                        6,959,222 Shares of Common Stock

         This prospectus covers 6,959,222 shares of the common stock, of Biomasse International, Inc. This figure includes 5,254,900 shares of common stock that we may issue in the future if currently outstanding warrants are exercised. None of the warrants themselves are being registered. 1,704,322 shares of common stock are being offered for sale solely by the selling stockholders.

         The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 2.

         There   is   presently   no   public   market   for   our   securities.
                        --------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our principal executive offices are located at 721 S.E. 17th Street suite 200, Fort Lauderdale, FL 33316. Our telephone number is (954) 524-0558.

                     The date of the Prospectus is ________, 2001.

                                     Summary

         Biomasse is a Delaware corporation established in March 1999. We own a process to convert, in an environmentally safe manner, the waste residue produced by pulp and paper mills into steam. We intend to profit by charging mills less for waste disposal than they currently pay for shipping and storage. Our process can also provide additional benefits to mills, and profits for us, by converting the steam into energy thereby creating a low cost, clean energy source.

Common stock offered for sale              Up to 1,704,322 shares
   solely by selling stockholders

Common stock underlying warrants           Up to 5,254,900 shares.
   offered for sale by warrant holders

Price                                      At the market

Number of shares outstanding               15,165,188

Use of proceeds                            Biomasse will not receive any
                                           proceeds from the sale of the shares
                                           of common stock by the selling
                                           stockholders.

                                           If all the  warrants  are exercised,
                                           we will receive $4,324,215.  No
                                           assurance  can  be  given that we
                                           will  receive any funds. However,
                                           any funds will be added to  working
                                           capital  and will  likely be used for
                                           plant construction.

Plan of distribution                       The sale of the  shares  of common
                                           stock   by  the   selling
                                           stockholders  may be effected by them
                                           from time to time in the  over  the
                                           counter  market or in such other
                                           publicly traded or listed for
                                           quotation.


* The majority of the warrant holders received their warrants as non-cash compensation for services. Less than 50% of the warrants are held by management. The balance of the warrants were included in units sold in exempt private placements to raise financing.

                                  Risk factors

         You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

         We were incorporated in early 1999. We began to offer our first process in 1999. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market of waste to energy project. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business

         In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent

         From our inception in March 1999 through December 31, 2000, we incurred an accumulated deficit of $325,492. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing recycling systems utilizing our process. There can be no assurance that we will ever operate profitably.

We have no customers and generate no revenues and without them, we cannot long survive

         We have not as yet entered into any agreements with any pulp and paper mills to utilize our process which converts pulp and paper mill waste residue into steam. We will not generate any meaningful revenues unless we obtain contracts with a significant number of pulp and paper mills. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We need substantial additional financing or we may have to curtail operations

         Our capital requirements relating to the commercialization of our process have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. Our business plan calls for the installation of four plants over the next two years which would require at least

$20,000,000 in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue this plan. Although, we have indications from investment bankers to undertake providing us with funds for leasing, we have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

There still remains some question regarding the efficacy of our process and if it does not work we will have no business.

         Although considerable time and financial resources were expended in the development of our process, there can be absolutely no assurance that problems will not develop which would have a material adverse effect on our business. Although all the components that comprise our process have been separately proven efficient and reliable in large scale of industrial project size, we have not as yet realized our first completed industrial project that combine all the required components, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use.

Currently,   we  are  a  one  product  company  and  if  this  sole  product  is unsuccessful, we will have no business.

         Our process currently is for combusting sludge and other waste to rid pulp and paper mills of their waste products, while generating steam for energy. However, should others develop more efficient and less costly techniques, we could potentially have no future business.

We cannot patent our process so others may copy it and develop our business

         While we may consider in the future patenting the core aspect of our process, our innovative combustion chamber, overall, we cannot patent our process and the protection of our proprietary methods is limited. We regard our design as an integration of techniques that we have obtained under license as proprietary and intend to attempt to protect it with trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods do not afford complete protection, can be prohibitively expensive with frequent design changes to the system during the development phase, and there can be no assurance that others will not independently develop know-how or obtain access to our know-how or designs, concepts, ideas and documentation.

Our shares may be classified as a "penny stock" which could limit their marketability or otherwise depress their market value.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our securities which may depress the market price. It is likely that when public trading of our shares begins, if ever, the shares will be subject to the penny stock rules and purchasers of the shares being offered may find it more difficult to sell their shares and/or obtain full value.

We may not receive any proceeds from the securities being offered and any proceeds that we do receive will be used solely in the discretion of management without any input from investors or shareholders

         We will only receive proceeds from this offering in the event warrants are exercised. No assurance can be given that any warrants will be exercised. In the event any warrants are exercised and we receive the proceeds from such exercise, these proceeds will be added to our general working capital. This means that management will have the sole discretion on the disbursements of these funds. As it is possible that if many of the warrants are exercised a significant amount of proceeds will be realized, this will give management unfettered discretion over one of our most significant assets. With this available pool of cash, our management may determine to spend it in ways that you may not agree with and under general corporate law principles, management would generally not be required to obtain your approval before any expenditures.

                Special note regarding forward-looking statements

         Some of the statements under and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed herein and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary historical financial information

         The following selected financial data for the years ended September 30, 1999 and 2000, for the quarter ended December 31, 2000 and for the period since inception to December 31, 2000, is derived from our financial statements included in this prospectus. The following data should be read in conjunction with our financial statements.

Statement of operations data



                           For the Year              For the Quarter
                           Ended 09/30/00            Ended 12/31/00

Net Revenues               $    -0-                  $      -0-

Operating Loss             $203,808                  $   56,056

Income Taxes               $    -0-                  $      -0-

Net Loss                   $203,161                  $   55,878

Loss Per Share             $ 0.0132                  $   0.0037
(Basic and Diluted)




                           For the Year      From Inception
                           Ended 09/30/99    to 12/31/00
                           --------------    --------------

Net Revenues                 $    -0-          $      -0-

Operating Loss               $ 91,101          $ 350,964

Income Taxes                 $    -0-          $      -0-

Net Loss                     $ 91,101          $  350,141

Loss Per Share               $ 0.0048          $   0.0214
(Basic and Diluted)

Balance sheet data

                                December 31, 2000
                                 ----------------
Working Capital                     $    (94,315)
Total Assets                        $    294,291
Total Liabilities                   $    108,781
Stockholders' Equity                $    185,510


                               Plan of operations

         The following discussion should be read in conjunction with the financial statements and related notes that are included elsewhere in this prospectus. All dollar amounts in this prospectus are US dollars.

         As further described below, our main business purpose is to provide the pulp and paper industry with the most practical, economical and efficient way of giving enhanced value to the waste sludge and other solid residues generated by their wastewater treatment systems.

         We were initially formed in March 1999, are currently still in the development phase and preparing to begin commercial activity in the second quarter of 2001.

         In September, 1999, we rented 400 sq. ft. of space for our executive offices in Ft. Lauderdale, Florida. under a one year renewable lease, costing us $650 per month. We are continuing to lease this space on a month-to-month basis at the same rental since the lease expired.

         Additionally, in March, 1999, we rented 400 sq. ft. of space for our Quebec field operation offices in Trois-Rivieres, Quebec, under a one year renewable lease, costing us approximately $330 per month.

         Our total monthly expenditures are approximately $50,000, including rent, employee salaries, management salaries, office overhead, car allowances, consultant and professional fees, travel, business entertainment, equipment, and insurance. W.A.F.A Investment Corp. of Ft. Lauderdale has signed a subscription to purchase $400,000 of our common shares, and the funds have been promised to be transferred to our bank account in staggered payments. If they pay in full, we will have funds for at least eight months of operating capital. To date, they have only paid us $35,000. They have no obligation to pay us the full amount of their subscription and they have the right to cancel their subscription, without penalty at any time.

         In the event we do not receive substantial funds from W.A.F.A., we will have to seek additional sources of financing such as private debt or equity funding, or lines of credit. We will also make an effort to have investors exercise their warrants. We believe that once a public trading market for our common stock is established, we will be able to obtain financing more readily and that sufficient investors will exercise their warrants.

         On April 26, 1999, we entered into a license rights agreement with Marc Dufresne (1978) Inc., a shareholder and an affiliate. The amount of the license agreement was $588,000. On April 26, 1999, we issued 588,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., in payment of the license fee. These shares were valued at $1.00 per share. Pursuant to the terms of the license agreement, on November 29, 1999 we exercised our right to cancel the agreement and to acquire outright ownership of all intellectual property and rights related to the process. Due to its financial difficulties, Marc Dufresne
(1978) Inc. was unable to perform its contractual obligations such as purchasing the components and assembling the facility for the process. Accordingly, pursuant to the terms of the license agreement we were allowed to convert our licensor/licensee relationship to outright ownership of the technology, at no cost.

Marketing

         We intend to concentrate initially on the North American pulp and paper companies to have them transform their sludge and wood residue into steam. We attended the International Trade Show for the pulp and paper industry being held in Montreal, Quebec in February 2001, and initiated contacts with numerous people in the industry thereby introducing the company and our process to them.

         To be able to target the most profitable projects, we are negotiating a service contract with the Ecole Polytechnique, an engineering school affiliated with the University of Montreal, to do a survey that will allow us to perform preliminary determinations of projects that would be the most profitable for us. The university will be responsible for formulating and distributing a specially designed questionnaire. Thereupon, we intend to follow up by establishing direct contact with management and the engineering department of those pulp and paper mills that have been deemed most suitable for us. In collaboration with the university, we plan to offer, our expertise and services to evaluate a waste-to-energy project with regards to the feasibility and profitability of such a project.

         Once  the   feasibility   and   profitability   study  will  have  been
demonstrated for a particular mill, we will seek to conclude long term contracts for energy generation and waste disposal with that company.

Our first installation

         During the past year we identified our first  potential  customer,  The
Great Northern Paper Company of Millinocket, Maine. We completed the profitability and feasibility studies for this installation and based upon the study's very positive conclusions, we believe we are close to finalizing a ten-year contract for the sale of steam utilizing our process. The final selling price will be determined based upon the final negotiated split of operating costs, although we estimate that we will be selling the steam at a price of $6.00 per 1000 lbs.

         Our studies indicate that the cost of equipment and installation for a plant suitable for Great Northern Paper is approximately $4,525,700. We plan to finance this amount by approximately 60% debt and 40% equity. While two Canadian finance companies, Rothschild Financial Corporation and Konex Financial Services, have expressed interest, by signing a letter of intent, in providing, over a ten-year period, the approximately $2.7 million required for the debt portion, these letters are not binding and these companies are not obligated to provide the funds. The equity portion, requiring approximately $1,800,000, is expected to be derived from the exercise of at least 1,700,000 warrants of the total currently outstanding. These warrants are exercisable in to our common shares at $1.10 per share. Upon us signing a contract for steam production with Great Northern Paper, three major warrant holders, holding an aggregate of 3,000,000 have indicated their willingness to exercise most if not all of their warrants. However, they are not obligated to exercise their warrants or provide us with any funds. At the moment we have no other plans to raise the necessary funds. However, we are hopeful that if we get the contract with Great Northern Paper we will be able to generate enough interest to raise the necessary funds.

         The plant to be built for the Great Northern Paper project would be able to produce at least 40,000 pounds of steam per hour and operate 8,200 hours per year. At this level of production and our expected selling price, our annual revenue should be $1,968,000. The estimated operating cost of this plant is forecasted to be approximately $850,000 per year, yielding a gross profit of approximately $1,118,000 from this plant. These revenues have been calculated based on the minimum capacity to produce 40,000 pounds of steam/hour. Any additional production will increase the revenue forecasted.

          This past summer we engaged the engineering firm of Mesar Consultants Inc. of Quebec City to assist us with Great Northern Paper project. They provided us with an engineering study at a cost of $18,000. They are currently providing us with engineering services in anticipation of our first installation currently scheduled to commence in the second quarter of 2001. We are also in the process of concluding agreements with subcontractors and have commenced the ordering of all necessary equipment for the construction of the steam generating plant for this project. We expect the installation to commence during the second quarter of 2001, and plans are for completion of the plant in the first quarter of 2002. Thus, we anticipate having this first project in operation by the end of the first quarter of 2002 and to collect our first revenues in the second quarter of 2002.

Research and development

         The technical evaluation of our technology was done by the Ecole Polytechnique (affiliated with University of Montreal) and they have indicated their interest to continue research work on our process to maximize its efficiency, and to adapt this technology for use with others type of waste, specifically to generate energy from another problematic solid residue: the organic portion of municipal solid waste.

Effect of recent accounting pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We do not presently enter into any transactions involving derivative financial instruments and, accordingly, do not anticipate the new standard will have any effect on our financial statements.

                                 Use of proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised.

         The net proceeds to us from the exercise of all warrants for which the underlying common stock is registered herewith, would be approximately $4,324,215. There can be no assurance that we will receive any proceeds from the exercise of the warrants as not all, or any, warrants may be exercised. This could result in our receiving none or only minimal proceeds from this offering.

          Any proceeds received from the exercise of the warrants will be added to working capital. Aside from the amounts indicated in the Plan of operations to be used for plant construction, we have no definite plans for the use of any proceeds from this offering and we have made no specific allocation as to the use of such proceeds. The proceeds could be used for current administrative, marketing and other expenses, the acquisition of business or repayment of debt. Any such application of the proceeds of this offering will be at the discretion of our management.

                                    Business

         We are a Florida corporation, established in early 1999. The main business goal of Biomasse is to provide to the pulp and paper industry the most practical, economical and efficient way of giving enhanced value to the waste sludge (and other solid residues) generated by their wastewater treatment systems.

         We have acquired and improved a waste-to-energy process originally developed by Marc Dufresne (1978) Inc., of Trois-Rivieres, Quebec This process is capable of processing pulp and paper mills waste sludge and wood residues in an efficient and environmentally-friendly way into steam. This innovative process integrates state-of-the-art technologies that combine fuel conditioning, efficient combustion, steam generation and flue gas treatment. The steam generated by this process can be used to generate electrical power or heat.

         We believe that the North American pulp and paper industry is facing many challenges caused by an increasingly competitive world market. Pulp and paper plants in Canada are lagging behind their competitors in the U.S.A. and Europe in productivity and in quality of their products. It is generally accepted in the industry that globally, the industry is now in a restructuring phase to reduce its costs of operations and diversify its product line. Production of steam and power from waste sludge and other residues and minimal use of landfill is one of the solutions for the reduction of operating costs in the pulp and paper industry.

         As is generally known, the pulp and paper industry produces, through its activities, enormous amounts of waste sludge. Production of pulp and paper generates by-products that exit the mill in waterborne, airborne or solid forms. As mills reduce their emissions of airborne particles by installing stack scrubbers and their waterborne particles and oxygen-consuming solutes by installing clarifiers and secondary treatment systems, more and more of these by-products end up in the solid residue stream. Thus, our research shows that the rising use of secondary treatment facilities is continuously increasing, considerably, the amount of sludge generated by this industry.

       We are aware that the sludge is currently being buried, and this practice constitutes a method of disposal that has a major impact on the environment. As is generally known, landfill consumes valuable space, may lead to long-term leaching problems, and wastes the potential value of these residues. Due to the severe regulations covering the burial of these wastes, their disposal has become increasingly costly. New regulations in Quebec, in Canada and in the USA stipulate that landfill sites must be impermeable and that the lixivium, or liquid effluent, must be collected and treated to prevent water contamination and soil/ground water table contamination.

         As is generally known, the organic substances found in the sludge tend to decompose once buried, leading to the formation of gases containing a large fraction of methane produced by anaerobic degradation of buried sludge and other organic constituents that substantially contribute to the greenhouse effect. These gases also contain strong smelling compounds that constitute a major source of odor pollution for neighboring populations. We are aware that this pollution, combined with the costs related to the management and the development of landfill sites, as well as the transport costs of sludge, that are bulky with a high water content, have led the pulp and paper mills to consider alternatives to landfill.

         Waste sludge contains an important fraction of organic matter that has an attractive energy recovery potential. Our research shows that energy production from organically rich industrial wastes, such as paper mills sludge, is now considered by a majority of industrialized countries as an intrinsic aspect of a responsible care policy. This disposal approach involves several strategic advantages. This approach reduces the volume of residues to be buried by at least 90%. The production of energy using these wastes leads to significant economies in terms of traditional non-renewable fossil fuels, also providing a net reduction of the emission rates of gases believed responsible for the greenhouse effect.

         However, pulp and paper mills conventional combustion systems are either not well suited or simply inadequate for sludge combustion. For this reason the combustion of sludge in conventional systems often led to:

o a decrease in the boiler's capability to produce steam with the addition of wet wastes;
o an important consumption of auxiliary fuel such as natural gas or oil to maintain boiler output and sufficiently high combustion temperatures due to inconsistency of waste fuel moisture and the high water content in the wastes;
o        higher maintenance costs due to ash clogging in the boiler grate; and
o        an increase in particle emissions and slag.

         Our state-of-the-art process addresses the shortcomings observed in the currently used methods of energy production from pulp and paper wastes. Additionally, our solution is innovative in that it offers the customer a financing program. Our process can be designed, installed, operated and entirely financed. Our income is based on the sale of steam and electricity to the plant and/or on a transport charge for removing the sludge from their premises. The main economical and environmental advantages of our process can be summarized as follows:

o no investment costs and minimal operation costs for the pulp and paper mill customer;
o reduction of more than 90% of solid waste to be buried; extensive reduction of management costs of landfill, sludge transportation and handling costs;
o reduction of maintenance costs on inadequate conventional boilers burning sludge;
o increase in total efficiency of the existing steam facilities by using available flue gases of existing boilers;
o reduction of the total amount of traditional non-renewable fossil fuels used in the plant;
o elimination of methane emission of landfill and reduction of the global emission rates of gases responsible of the greenhouse effect;

o        elimination of problems related to odorous emission of landfills.

         Our team offers our process to the pulp and paper mills in a progressive strategic sequence. This sequence first begins with an evaluation of the feasibility and profitability of a Waste-to-energy project for both parties. As a marketing tool, we will provide this evaluation at no cost to mills where we believe the possibility exists for us to introduce our process.

         Additionally, in the medium term, we plan to modify and adapt our process to new applications such as power generation from the organic fraction of the municipal solid wastes.

The Industry

General background

         The North American pulp and paper industry is a cornerstone of the American, Canadian and Quebec economies, employing several tens of thousands of workers in regions across North America. Since the turn of the 20th century it has been a major source of employment and export. There are around 325 mills in the U.S. and more than 155 mills across Canada with 64 in Quebec alone.

         While world demand for paper has been increasing, the geographical distribution and the type of paper consumed has not been uniform. As published by the Pulp and Paper Institute of Canada, April 1997, the North American market share has declined from 39% in the mid seventies to 36% in the late eighties, and the Asian market represented 24% in 1989 versus 17% in 1975. Similarly, demand for newsprint paper decreased over the same period while demand for writing and printing paper increased.

The industry in the U.S.

         In 1992, the date of the most recent published material as reported in the National Council of the Paper Industry for Air and Stream Improvement, Inc., Technical Bulletin 641, the United States pulp and paper industry had a direct employment of 146,500 and the total value of shipments for the industry was estimated as $38.3 billion.

         The US produced 86.5 million metric tons of paper and paperboard in 1997, almost 739 pounds for every man, woman, and child. This amount represents 29% of the total world production. The forest products industry is the third-largest industrial consumer of energy, and generates more than 2 billion tons of waste each year. The industry generates 55% of its own energy using its woody waste products and other renewable sources for fuel (bark, wood, and pulping liquor). The total cost of materials, services, and fuels and energy used by US pulp and paper mills amounted to $21 billion in 1992.

         Since 1972, the industry has reduced its use of fossil fuels and its purchased energy by about 2 percent, yet increased its total production by nearly 64 percent. Even so, the forest products industry spent more than $8.1 billion on purchased fuels and electricity in 1996, or over 3 percent of the value of its shipments that year.

The Industry in Canada and in Quebec

         The Canadian forest industry is Canada's largest industrial employer. It added 10,000 jobs in 1997 (22,700 jobs have been added since 1993). The increase resulted in a total of 261,700 full-time equivalent direct jobs in 1997 including 65,000 employees of pulp and paper companies. Of this total, approximately 30,000 Quebecers work in the pulp and paper and related products sector. This represents close to 6% of the manufacturing workforce in Quebec. The 261,700 direct jobs in Canada support the equivalent of a further 755,000 full time equivalent jobs in other sectors of the Canadian economy. Total capital spending by Canadian pulp and paper producers is approaching $3.4 billion annually.

         Canada's, and particularly Quebec's, pulp and paper industry has always been synonymous with massive exports. Due to market globalization and strong international competition, this industry constantly has to reach new customers and meet new demands. Exports outside North America may have been an exception 20 years ago but they are common practice today. In 1998, total export value for Quebec pulp and paper products reached $7.4 billion and approximately $12.1 billion for Canada in 1996.

         Canada's pulp and paper industry has been a longtime, active supporter of global free and fair trade. Access to export markets has been enhanced by the North American Free Trade Agreement and the World Trade Organization. In 1995, 60% of all of Quebec's pulp and paper products were sold to the American market.

         Canada's and Quebec's paper and paperboard production in 1997 were 18.9 and 8.2 million metric tons, respectively, which represents 6% and 3% of the total world production. Although Quebec represents only one tenth of one percent of the world population, it produces some 3% of the pulp and paper and lumber manufactured each year worldwide. Quebec's paper and lumber manufacturers, therefore, play a key role in domestic and foreign markets. In the newsprint sector, Quebec alone accounts for 44.2% of Canadian production and roughly 12% of world production.

         To increase its productivity, diversify its production and improve its environmental performance, the pulp and paper industry in Quebec has proceeded with massive investments over the years. In the pulp and paper sector, capital expenditures reached $6.4 billion between 1987 and 1997, representing 20 % of all manufacturing investments made in Quebec.

         Between 1989 and 1996, Canadian mills spent $3.7 billion on the biggest environmental upgrade in the industry's history. During the same period, the industry invested $1.0 billion in building up the capacity to recycle recovered paper. Today, 23 mills across Canada are capable of recycling, and 62 mills use recovered paper in whole or in part as a source of fiber.

         Despite the overall size of the industry, Canadian and Quebec companies are small on a global basis. Of the largest 50 companies in the world only five are Canadian and those are likely to drop from this list as other foreign companies grow faster.

The trends

         During the 1980s worldwide consumption of paper increased 5% per year and, as stated above, writing and printing paper consumption grew faster than newsprint paper. Also, growth in Asia was the fastest of any other region in the world.

         As a result of the growth in consumption, capacity in the industry grew even faster. During the 1980s, 30 new newsprint paper machines were put into use in North America alone.

         Mergers in this industry have been common around the world during the past decade. The purpose of this trend is for companies to become more competitive globally, increase their capital base, increase their presence in the world, and acquire new technologies to better respond to the changing market needs.

         We believe that all these trends are likely to continue as additional Asian countries, such as China, Indonesia and Malaysia, emerge as strong economies and as people rely less on newspapers to get news and more on on-line services such as the Internet, and as consumers become more demanding as to type and price of paper products.

         Technical challenges facing the North American industry are centered on using recycled materials cost-effectively, meeting environmental regulations, and reducing energy and operation costs. Other pressures include the diminishing amount of land available for tree farms and landfill, and a lack of capital for carrying out long-term research and development projects.

The threats facing the North American industry

         As the dynamics of the industry have been changing, the North American pulp and paper industry began facing several challenges. Below are the main threats the North American industry faces today:

o Although global consumption of papers is on the increase, this increase has been mainly in foreign markets, particularly in the Far East. This forces North American companies to have to compete for the world market against worldwide paper companies, putting downward pressure on prices and upward pressure on quality and technology.
o To be able to be competitive globally, companies have to be present in the potentially large and growing markets. To achieve that, many foreign companies have merged, combining resources and increasing their presence worldwide. This places additional pressure on companies to increase their exposure in these markets and to become more efficient.
o As capacity in North America is increasing, prices are likely to drop and companies would have to operate more efficiently to maintain the same level of profitability.

The key success factors

         Given the above stated challenges, we believe that in order to compete in today's environment, pulp and paper companies have to satisfy the following four conditions:

1. Low production costs: The four main elements of production costs that have to be optimized are:

o Lower cost of the fiber by increasingly finding close and abundant sources of recycled paper;
o Improving the efficiency of the equipment by gradually replacing old machinery with newer ones;
o Lower cost of labor by exerting pressure on unions to become more in line with the realities of the international global market; and
o Reducing energy and operating costs by increasing the fraction of solid residues (wood and sludge) used for steam and electricity generation and reducing operating costs related to the landfill management.
o Our process aims to considerably reduce the residues and landfill management costs, and to recycle these residues in a practical form: steam and power generation at low costs, contributing to reduce the global production costs of the mills.

2. Market diversification: Since the fastest growth is being found in Asia and to a lesser extent in Europe, it is important that US, Canadian and Quebec companies penetrate these markets effectively. Competing in these markets implies reducing their production costs as described above to price their products in parity with the other global companies;

3. Product diversification: New types of paper have to be developed to meet the increasingly demanding needs of consumers. Companies also have to shift their focus from the declining newsprint paper segment and focus more on writing and printing paper and specialized paper which commands higher profit margins;

4. Meeting Environmental Regulations: Pulp and paper plants are on the constant lookout for alternatives and cheaper methods of disposal. Our process produces several environmental advantages: reduction of the total amount of traditional non-renewable fossil fuels used in the plant, elimination of methane emission of landfill and reduction of the global emission rates of gases believed responsible for the greenhouse effect, and elimination of problems related to odorous emission of landfills.

Sludge and solid residues generation and management

         In the U.S.

         The solid waste management and disposal practices in the U.S. Industry was studied in 1992 and 1999 by the National Council of the Paper Industry for Air and Stream Improvement, Inc. The 1992 data as reported in the National Council of the Paper Industry for Air and Stream Improvement, Inc., Technical Bulletin 641, are used in this document, since the 1999 study is not yet available to us.

         The total amount of solid wastes generated by the pulp and paper industry in 1989 alone was estimated by the 1992 study to be 12.3 millions dry metric tons. The total amount of sludge generated in the same year was estimated to be 4.2 million dry metric tons. Sludge is comprised of fibres, organic matter, ash, inert matter and moisture. When the amount of sludge generated is expressed on a dry basis, the moisture content is excluded. For example, a mill that produces 50,000 dry metric tons per year of sludge having 70% moisture content generates 166,667 metric tons per year of humid or wet sludge. In 1989, the amount of sludge being use as landfill or lagooned accounted for 70% of the total, while burning for energy accounted for 21%. This shows a growing trend to energy conversion which almost doubled during the previous ten years. In 1979, the amount of sludge being used as landfill or lagooned accounted for 86% of the total, while burning for energy accounted for 11%. The considerable amount of sludge being landfilled every day represents an important amount of fuel for our process.

         The overall average total disposal costs for mills using landfill sites constructed since 1985 was $9.80 per cubic yard or $20.84 per wet metric ton, compared to an average for all sites, regardless of age, of $6.40 dollars per cubic yard or $13.61 per wet metric ton. This data represents current total landfill disposal costs consisting of capital plus operating costs. Estimated costs for disposal of solid wastes in new as yet unconstructed landfill sites were reported in this study to be approximately $15 per cubic yard or $31.90 per wet metric ton.

         Consequently, the 1989 annual total direct costs of sludge used as landfill in the U.S. is estimated to have been more than $146 million for the pulp and paper industry alone. This estimate is based on an average sludge humidity of 72.6%, and an average cost of landfill of $13.61 per wet metric ton. The process offered by Biomasse enables the pulp and paper mills to avoid most of these sludge disposal costs.

         In early 1990, approximately one-half of the industry's landfill sites had less than 6 years capacity remaining. Approximately 80 percent of the landfill sites had less than 20 years capacity remaining. It was estimated back in 1990 that by the end of 1999, the paper industry would require approximately 200 new landfill sites or major expansions on existing sites, with a total additional area of approximately 10,000 acres. This assumed that the amounts of solid waste would remain unchanged by 1999.

         In Canada and in Quebec

         The generation and management of solid waste residues by the Canadian pulp and paper mills were studied in 1995 by the Pulp and Paper Research Institute of Canada. Statistics and information presented in this section originate from this study. In 1995, the amount of solid residues generated by the Canadian paper industry was estimated at 7.3 millions of dry metric tons per year. Of this total, 47% was wood and bark used for fuel, 13% was wood and bark not used as fuel, 23% was sludge, 12% was inorganic, and 5% was in a miscellaneous category. Generation of secondary sludge increased by 247% from 1994. Sludge generation rates represents 44% of the total generation rates for solid residues other than wood and bark used as fuel. In 1995, almost half of the total generated sludge was deposited in landfill sites. The real generation of sludge is 5,705,000 metric tons per year, when their respective mean moistures are considered. The following table summarizes the generation rates of solid residues by the Canadian industry, in 1995:


--------------------------------------------------------------------------------------------------------------------
                          Solid residues                                      Generation rates                %
                                                                        (thousands metric tons/year)
====================================================================================================================
====================================================================================================================
Sludge                Fraction of total sludge generation:                             1704                  23%
                      Primary sludge:   42%
                      Secondary sludge: 26%



                      Deinkink sludge:  12%
                      Combined sludge:  18%
                      Intake sludge:     2%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Wood and bark                                                                          4354                  60%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Inorganics                                                                              873                  12%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Miscellaneous                                                                           375                   5%
====================================================================================================================
====================================================================================================================
                                                            TOTAL:                     7306                 100%
--------------------------------------------------------------------------------------------------------------------


         Use of landfill is still a dominant option for solid residues management. Of the waste used as landfill, 82% goes to private sites owned by the paper mills instead of public landfill sites. Land-spreading, composting and recycling account for only a small fraction of the residues. In 1995, approximately one third of the sludge was burned. A small fraction of the sludge, approximately 13%, were land spread or composted, but almost half of the total sludge generated was deposited in landfill sites. Much of the increment in secondary sludge is used as landfill, despite the problems that secondary sludge produces in these sites.

         Sludge management is considered to be among the most frequent concerns of the pulp and paper industry. Incineration of sludge is confirmed as a major problem in recent study. A lot of mills have chosen the use of landfill as a temporary measure, intending to find better ways to use sludge in the longer term. The amount of sludge available for utilization in Canada is estimated by the Pulp and Paper Research Institute of Canada, April 1997, to be 1,159,000 dry metric tons per year. The amount of wood and bark is estimated to be 868,000 dry metric tons per year in the same study.

         The costs of sludge and residues land filling have been estimated with the help of local Canadian pulp and paper associations. The estimated costs include handling and transportation, and management of the landfill site. They exclude any investment or social costs. These costs are estimated to range between $3.41 and $23.86 per wet metric ton, with a mean of approximately $8.18 per wet metric ton. Consequently, the annual (1995) total direct costs of wood residues and sludge land filling in Canada can be estimated to have been more than $37 million for the pulp and paper industry alone.

         The amount of solid residues generated by the Quebec industry was estimated in 1998 by the Environmental Ministry of Quebec to have been 3.1 millions of wet metric tons. Of this total, the total amount of generated sludge is 1,800,000 wet metric tons (58%) with 690,000 wet metric tons that were buried (38%). In Quebec, the 1998 estimated total direct costs of wood residues and sludge land filling is estimated to have been more than $8.2 million.

         Much work has been done with land application of pulp and paper mill sludge in the last 15 years. In volume 96 of Pulp and Paper Canada, Pickell and Wunderlich studied the practices and future options of sludge disposals. As mentioned in this study, the sludge has been successfully used as a replacement for manure in agricultural applications, as well as for land reclamation projects. There seems to be no available data about the costs of these applications. The lowest cost method of spreading the sludge appears to be by using dry applications that eliminate the need to re-wet the sludge before spreading. Recent studies published by Pulp & Paper Canada, 1995, show that the projected costs for this approach could be reduced to $38.17 per wet metric ton to apply approximately 36,000 wet tons onto 400 hectares. Finally, composting has been examined but has not gained a lot of support as the process can require a considerable capital investment for equipment and buildings. Odor can also be a problem and production costs can be as high as $20.45 per ton, and the market for compost is limited.

Our process

         The basis of our process is the transformation of solid organic wastes into steam. Steam is the most convenient source of energy that is used in pulp and paper plants for heating, drying or for any other energy-intensive process.

         Our operation combines the service of transporting waste sludge and wood residues transported from the plant to the process, solid fuel preparation, minimizes solid fuels storage, efficient combustion, steam production and flue gases treatment. The available flue gases from new and existing boilers are used to thermally dry solid fuels and/or preheat combustion air.

         Our process offers the possibility to operate in mixed combustion to produce steam. The process is flexible and easily adapts itself to the individual conditions of each pulp and paper mill. The main objective of the flexibility and adaptability features of the process is to maximize the use of components and utilities that are already available on site, and that can be incorporated into our process. This approach aims to minimize the investment and operational costs, benefiting both parties. For example, these components and utilities can be

o        stocking yards;
o        exhaust chimney;
o        main-power to operate our system;
o        treatment and processing of the process outputs:
o        filtered exhaust gases;
o        wet scrubber liquid output in the mill's waste water treatment  basin;
o        solid boiler  outputs such as ash and clay for land filling;
o        electricity to operate our process;
o        operating  control room; o condensation  processing and pumping; and
o        existing buildings to install our equipment.

         Our process was externally evaluated by known experts of the chemical engineering department of the Ecole Polytechnique de Montreal (Engineering School of the Montreal University) and their findings were published by Guy and Legros in June 1997 in the University Journal. This scientific evaluation of our process validated the principles of its technology.

The product, the pricing and benefits

         The product that we sell can be steam, only, or a combination of steam and electricity, if the project integrates a cogeneration system. We do not intend to sell the system that produces the end product. We plan merely to sell the output: steam and electricity. Our plan is to bill our customers based on the volume of steam generated. We will also charge a transport fee for the sludge admitted to the process. We will not charge for the installation, operation and maintenance of the system. The pricing is set on the basis of 1,000 lbs of steam produced and the amount of produced and delivered power

(kWh). And will be dependent on the each mill's guarantee to buy a minimum amount of steam (and kWh) from us, and provide a minimum constant mass flow of waste sludge and wood residues, if available. The price of the steam is also based on the confirmed investment, installation, operating and maintenance costs, financing costs of the project to us, as well as the number of components and utilities provided to us by the pulp and paper mill. Due to union regulations, we will be unable to have our employees operate the system. As a result, the mill will provide the personnel to operate the system. We will train the operator(s) as part of our service, but the mill will be completely responsible for paying the salary and benefits of the operator(s). However, these expenses will be charged back to us and are calculated and incorporated into our pricing model.

         We will remain the owner of the process and contractually sell the steam over a period of time, selected by us to achieve a return on our investment with a reasonable built in profit. The pulp and paper mill can capitalize its gains at the end of the contract. Our responsibilities can be summarized as follows:

o        design of the process taking into account available components
o        manufacturing and subcontracting of process components
o        installation and start-up of the process
o operation and maintenance of the process which can be done in collaboration with or by the customer's operator, supervised by our representative

         The customer's responsibilities can be summarized as follows:

o        salary of the provided operator
o        environment conformity permits for operation
o components and utilities that can be provided advantageously, by the plant

The economic benefits

         We present here the economic aspects for both parties of an hypothetical project between us and a medium size North American pulp and paper mill. In this example, we use typical data to illustrate that the proposed process generates benefits for both parties, in a general context. We present a simple context where only steam is sold to the mill and there is no power production and no garbage removal fees. In other words, while our process will get rid of the waste by converting it into steam, if the mill is interested, we can then use the steam to generate energy, or we can simply deliver the steam to the mill for them to use or not as they choose.

         We assume that the following equipments, labors and utilities are advantageously provided by the mill:

o        Existing sludge warehouse
o        Process monitoring and control room
o Treatment of our wet scrubber liquid effluent by the existing primary and secondary treatment system o Electricity, water supply and compressed air for the operation of our process
o        Condense  pumping and treatment

o        Ash  management and final disposal

       The following basic data are used in our evaluation:


o        Hours of operation per year:                                           8200 hrs
o        Cost of natural gas                                                    0.10 $/Nm3
o        Cost of electricity sold to us by the mill:                            0.04 $/kWh
o        Total mass flow of wet sludge generated by the mill:                   12.4 metric tons/hr
o        Average moisture of mix sludge:                                        59.17%
o        Landfill cost of sludge and ashes:                                     13.61 $/metric ton
o        Current cost of steam production by the mill:                           4.37 $/1000lbs
o        Cost of the steam sold by us to the mill:                               6.00 $/1000lbs
o        Total mass flow of generated steam sold by our process:                40,000 lbs/hr
o        Capital cost for this project:                                         $6.1 million
o        Annual cost of operation and maintenance for this project:             $800,000


--------------------------------------------------------------------------------------------------------------------
                   Summary of benefits for a typical pulp and paper mill                            $/year
====================================================================================================================
====================================================================================================================
Savings related to the project:
1. landfill cost of sludge                                                                         $1,384,000
2. employee for sludge management                                                                      43,000
3. material for sludge management (loader, trucks, etc.)                                               34,000
Annual  savings:                                                                                   $1,461,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Expenses related to the project:
1. extra cost of steam:
    cost  of  the  steam  sold  by  Biomasse   to  the  mill   40,000lbs/hr*8200
    hrs/year*6.00  $/1000lbs= $1,968,000 $/year Current cost of steam production by the mill 40,000lbs/hr*8200 hrs/year*4.37 $/1000lbs= $1,433,360 $/year
                                                                 534,640 $/year
Annual  expenses:                                                                                   (535,000)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Annual benefits:                                                                                      926,000
====================================================================================================================
====================================================================================================================
                             Summary of benefits for Biomasse                                          $/year
====================================================================================================================
====================================================================================================================
Incomes related to the project:
1. minimal revenue from steam sales :
    40,000lbs/hr*8200 hrs/year*6.00 $/1000lbs=       1,968,000 $/year
Annual incomes                                                                                     $1,968,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Expenses related to the project:
1. cost of operation and maintenance                                                                 $800,000
    (mainly electricity, natural gas and maintenance)
2. employee for process management                                                                     30,000
3. landfill cost of ashes and inert material (mainly sand and clay)                                   239,000
Annual expenses:                                                                                  (1,069,000)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Annual benefits:                                                                                      899,000
====================================================================================================================
====================================================================================================================
Estimated payback period:                                                                          6.78 years
====================================================================================================================
====================================================================================================================
Total annual benefits for both parties:                                                             1,825,000
--------------------------------------------------------------------------------------------------------------------

The market

         The primary target market for our process is the North American pulp and paper industry. Once established in this industry, we intend to offer our process to the wood processing industries (saw mills, furniture manufacturers, etc.). In the longer term, we plan to adapt our process to generate power from another problematic solid residue: the organic fraction of municipal solid wastes. After realizing a few projects in North America, we expect to also expand our market to other continents if opportunities are offered.

         There are approximately 400 pulp and paper mills in North America. Based on available studies, the generation of wastewater treatment sludge can be estimated to be 21 million of wet metric tons per year. As discussed earlier, wet residue is sludge with a high moisture content making it heavier and more difficult to dispose of in an environmentally safe fashion. The total direct costs of sludge sent to landfill sites in North America can be estimated to be more than $200 million annually. A large fraction of the North American pulp and paper mills do not currently attribute any enhanced value to this residue that we have shown can be efficiently transformed into valuable steam and electricity and contribute significantly to reductions in their production costs.

         We also intend to capitalize on the fact that pulp and paper companies often operate several plants in the same state or geographic region. Once our processes has been installed in one plant and its benefits become clear, the installation of the process in other plants of the same paper company can reasonably be expected.

Marketing strategy

         We plan to install completely at least two projects per year for the next two years and three annually for the years 2003 and 2004.

         We have begun the process of approaching several major pulp and paper company in Quebec and in the U.S. Our first objective is to identify the most profitable "sludge & residues-to-energy" projects in North America. To do so, we intend to collaborate with the Ecole Polytechnique of the University of Montreal to develop and distribute to potential customers a questionnaire soliciting information on their solid waste management and current disposal practices. This survey will be oriented to allow us to perform a preliminary determination of the potentially most profitable projects. Typical required information are: flow rate generation of sludge and other wood residues, solid wastes disposal costs, age of currently used landfill and availability of landfill sites, residues combustion problems, landfill site management problems, dewatering problems, utility costs, fuel costs, current costs of steam production by the mill, sludge characteristics, etc.

         We intend to establish a direct contact with the management and the engineering of the most suitable pulp and paper mills. We will offer our expertise and services to evaluate the feasibility and the profitability of a waste-to-energy project, for both parties, in collaboration with the mill. This collaboration will be dictated by involvement agreements. The proposed studies could be partially or fully financed by the mills. Our analyses will be proposed with an optimal sharing of responsibilities, as outlined previously under the product, pricing and benefits sections.

         We further intend to promote our process in industry trade shows, public seminars and in industry publications. We will intensify this promotion of our process and approach once we have completed our first major Waste-to-Energy project.

Environmental costs

         We currently have only negligible expenses relating to environmental compliance laws. Our process was specifically designed to be environmentally-friendly and to comply with generally popular environmental laws. Based upon our research, we do not expect to incur any significant expenses in adapting our process to comply with local environmental laws in the jurisdictions we are marketing our process. Approximately 20% of our equipment expenses for installing our system is for environmental compliance. This cost is built into our pricing.

Employees

         We currently have three full time employees, all of whom are executives. One is engaged in financial activities, one is in charge sales and marketing activities and one is director of engineering and research and development. In addition, we share two administration personnel with Marc Dufresne (2000) Inc., at our main office in Trois-Rivieres Ouest. Additional financing permitting, we intend to hire up to three additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

Properties

         Our facilities are located in approximately 2,000 square feet of leased office space in Trois-Rivieres Ouest shared with Marc Dufresne (2000) Inc., of which we currently occupy approximately 400 sq. ft. with an option to expand. We also share some office space in Ft. Lauderdale. The lease in Trois-Rivieres Ouest expires on August 31, 2001 and provides for an annual rental of approximately $4,000 and in Fort Lauderdale the lease expired on August 31, 2000. We currently continue to occupy the Ft. Lauderdale premises on a month-to-month tenancy at a cost of $650 per month. We have not signed a new lease as we are currently looking for a more desirable location. We do not anticipate any problem with remaining in our current premises until we relocate.

                                Legal proceedings

       We are not involved in any material legal proceedings.


                                   Management

Officers and directors

     Our officers and directors are as follows:

Name                        Age              Position
----                        ---              --------
Benoit Dufresne             37               President and Director
Jean Gagnon                 55               Vice-President Finance and
                                             Secretary and Director
Taghi Zaim                  38               Director of Engineering, Research
                                             and Development
Pierre H. Vincent           45               Director
Maurice Robert              51               Director

         Mr. Benoit Dufresne was educated in biotechnology and business law and has specialized training in communications from the Canadian Army. He worked as financial director for Marc Dufresne (1978) Inc. from 1986 to 1999. During this tenure, he managed a budget of over $10,000,000 for Sibco Inc., an international conglomerate consisting of over 12 corporations. Mr. Dufresne was vice-president of Thermaltech Afrique S.A., a Moroccan corporation specializing in energy technology from 1994 to 1998. Also, from 1987 and continuing until 1998, he was president of, and active on a part-time basis for, Thermaltech Canada inc., a corporation specializing in various technologies related to the energy industry.

         Mr. Jean Gagnon has more than twenty years of experience in the financial markets industry including, marketing analysis, business development, planning and organizing, restructuring and reorganizing, problem solving and contract negotiation. From 1981 to 1987, Mr. Gagnon was the director of sales and marketing for the financing firm Borg Warner Acceptance Canada. In 1987, Mr. Gagnon founded Societe Merivel Inc., a consulting firm specializing in commercial leasing. The company was responsible for the implementation and administration of many companies for which he created, presented and negotiated successfully more than 3,000 contracts in commercial leasing activities with different financial institutions. He was president of Societe Merivel until 1995. In 1996, Mr. Gagnon joined Bombardier Capital as director of operations and business development for this financing firm until 1998, during which year he became VP finance for the predecessor project to Biomasse.

         Mr. Taghi Zaim has a bachelors degree in engineering from the University of Quebec and a masters degree in applied sciences from the University of Montreal, as well as a masters degree in Industrial Security from the University of Quebec. Mr. Zaim has more than fifteen years of experience in the field of high technology, mostly as director of engineering and computer science with the firm Omzar Technologies of Canada. Since 1995 and until joining Biomasse in 1999, he worked as a consulting engineer for both YODA Corp. of Canada and IBC Corporation.

         Mr. Pierre H. Vincent is a practicing lawyer since his admission to the Quebec Bar in 1976 and he also holds a Masters degree in Commerce from University of Sherbrooke. Aside from his law practice, from 1995 to 1998, Mr. Vincent was VP Legal Matters for Uniforet Inc., a Quebec based public company in the forestry industry. During this period he was responsible for legal matters, strategies and activities related to the environment. He was also corporate secretary responsible to define and implement a strategic plan concerning the environmental policy for Uniforet. For nine years, during 1984 to 1993, he sat as a Member of Parliament for the Canadian Government. During this period he was, at various times, Minister of Environment, Minister of Consumer and Business Affairs, Parliamentary Secretary to the Minister of Finance, the Vice Prime Minister and the Minister of Revenue.

         Mr. Maurice Robert is a professional engineer specializing in mechanical engineering and project management. Mr. Robert has a degree in Mechanical Engineering and a Masters Degree in Arts. Since 1998 he is president and chief executive officer of Polydex Inc., a company which specializes in international development and consulting engineering in the construction industry. From 1981 to 1998 he was an associate at VFP Consultants Inc., during which time he managed a team of 30 professional engineers and technicians and was director and technical director of the mechanical engineering department.

Indemnification of directors and officers

         Neither our certificate of incorporation nor our by-laws currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Florida law.

Compensation of directors

         Directors do not receive any compensation for their service as members of the board of directors.

Consultants

         Mr. Rene-Jean Lavallee is a professional engineer with a degree in chemical engineering from the Ecole Polytechnique de Montreal (Engineering School of the Montreal University). This degree is a specialty in environmental and chemical processes. Mr. Lavallee also holds a master's degree in combustion engineering. His master's degree was directed towards the development of a new type of furnace to achieve the efficient combustion of various industrial solid wastes, especially pulp and paper sludge. He is the co-inventor of this newly patented technology. Mr. Lavallee was also involved in the development of several specialized technologies in the field of energy production from industrial waste, waste treatment and waste stabilization.

         Abdel Jabbar Abouelouafa holds a degree in administration from Universite du Quebec at Trois-Rivieres. He holds a master degree in second cycle from University of Trois-Rivieres and also had studied for a Ph.D at Universite de Montreal. Mr Abouelouafa was a teacher and research assistant in research management during 1985-1986 at Universite du Quebec at Trois-Rivieres and 1986-1988 at Universite de Montreal. In 1988 and 1989 he was director of planning and development for Laboratoires Zunik inc. in Montreal, a corporation with principal activities in computers. In 1989, Mr. Abouelouafa founded, and until 1995 was president, of Omzar Technologies inc. a research company in computers and electronics, which has 60 employees and had $17 million in revenues, annually. In 1994 and 1995 Mr. Abouelouafa became president and chaiman of the board of Cap-Tech Communications inc. a public company listed on the Alberta stock exchange and specializing in computer technology as applied to network and communications. From 1996 to 1998 Mr. Abouelouafa acted as strategic counselor to Sofame Tech, a public corporation on the Alberta Stock Exchange having activities in energy transformation. During 1999 and 2000 he has been available to consult for Biomasse on strategic planning and financial affairs.

                          Security ownership of certain
                        beneficial owners and management

         The following table sets forth, as of December 31, 2000, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

     o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

     o    each of our officers and directors and

     o    all of our officers and directors as a group.

         Each stockholder's address is c/o Biomasse International Inc., 5345 St.Joseph Street, Trois-Rivieres ouest (Quebec) G9A 5M4.


                                                            Number of
                                        Number of           currently exercisable
Name                                    shares owned        warrants owned
                                        beneficially        beneficially               % of total
                                        -------------       ---------------------     -----------

Benoit Dufresne(1)                        2,743,041            1,132,900                   23.8
Jean Gagnon (2)                           1,000,000            1,205,000                   13.5
Simon Dufresne (1)                        2,001,000              128,500                   15.5
Societe Merivel Inc.  (3)                 1,000,000                  -0-                    6.6
W.A.F.A. Investment Corp  (4)             7,400,000              400,000                   50.1
Abdel Jabbar Abouelouafa (5)                    -0-            1,205,000                    7.4
Sibco Inc. (6)                            1,000,000                  -0-                    6.6
Marc Dufresne (1978) Inc. (7)               950,565                  -0-                    6.3
Taghi Zaim                                      -0-              100,000                    0.7

All officers and directors
as a group (3 persons)                    3,743,041            2,437,900                   35.1


(1) Includes 50% of the shares owned by Sibco Inc. and 25% of the shares owned by Marc Dufresne (1978) Inc.
(2)      Includes the shares owned by Societe Merivel Inc.
(3)      Controlled by Jean Gagnon, our Vice President Finance.
(4)      Owned by W.A.F.A. TRUST which is controlled by the Abouelouafa family.
(5) Mr. Abouelouafa is our consultant. Does not include shares and warrants held by W.A.F.A. Investment Corp.
(6)      Owned by Benoit and Simon Dufresne.
(7)      Owned 50 % by Sibco Inc.

                             Executive compensation

         From inception through December 31, 2000 no compensation was paid to any of our executive officers.

Employment agreements

         On January 1st, 2000, Mr. Benoit Dufresne entered into a five (5) year employment agreement commencing January 1st, 2000. The agreement provides for an annual salary of $85,000. Mr. Dufresne may also receive bonuses as determined by the board of directors.

         On January 1st, 2000, Mr. Jean Gagnon entered into a five (5) year employment agreement commencing January 1st, 2000. The agreement provides for an annual salary of $70,000. Mr. Gagnon may also receive bonuses as determined by the board of directors.

         On April 1, 2000, pursuant to these agreements, we issued 1,000,000 warrants to each of Messrs. Dufresne and Gagnon. The warrant are exercisable at $1.10 per share and expire on January 31, 2002.

         On July 31, 2000, Mr. Taghi Zaim entered into a five (5) year employment agreement commencing at the listing of our share on OTC : BB. The agreement provides for an annual salary of $34,000 and warrants to purchase 100,000 shares at an exercise price of $1.10 per share.

         On April 1st, 2000, Mr. Abouelouafa entered into a five (5) year consulting agreement. The agreement provides for an annual fee of $60,000 before the listing and $100,000 after the listing and warrants to purchase 1,000,0000 shares at an exercise price of $1.10 until January 31, 2002. Mr. Abouelouafa also received some other benefits consisting of a life insurance policy costing approximately $1,000 per year and a car allowance costing approximately $500 per month.

                 Certain relationships and related transactions

         Since inception, we made advances to Abdel Jabbar Abouelouafa, Jean Gagnon and Louise St-Pierre in the amounts of $4,475, $9,802 and $4,769 respectively, for expenses they may incur. These advanced amounts are required to be repaid in the following fiscal year if the advances exceed the incurred expenses. As of December 31, 2000, Mr. Abouelouafa and Ms. St.-Pierre have repaid their advances.

         On April 26, 1999, we entered into a license rights agreement with Marc Dufresne (1978) Inc., a shareholder and an affiliate. The amount of the license agreement was $588,000. On April 26, 1999, we issued 588,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., in payment of the license fee. These shares were valued at $1.00 per share. Pursuant to the terms of the license agreement, on November 29, 1999 we exercised our right to cancel the agreement and to acquire outright ownership of all intellectual property and rights related to the process. Due to its financial difficulties, Marc Dufresne
(1978) Inc. was unable to perform its contractual obligations such as purchasing the components and assembling the facility for the process. Accordingly, pursuant to the terms of the license agreement we were allowed to convert our licensor/licensee relationship to outright ownership of the technology, at no cost.

         On July 7, 1999, we issued 306,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., a shareholder and an affiliate, in settlement of an invoice for the purchase of equipment in the amount of $306,000

         We have a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. The note is unsecured and bears interest of prime plus two percent and matures on September 30, 2000. This note was converted into 56,565 shares in November 1999.

         Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices. We currently have two independent directors on our board and they must approve all related party transactions.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

         Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

         Our authorized capital stock consists of 5,000,000 shares of Class A, $1.00 par value and 55,000,000 shares of Class B common stock, $.001 par value. As of July 31, 2000 there were 15,165,188 shares of Class B common stock outstanding, which were held by approximately 55 stockholders of record. We have no intention of issuing any of the Class A shares and intend to file an amendment to our certificate of incorporation to cancel the Class.

Common stock

         Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Warrants

         We currently have 3,929,900 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time until the close of business on January 31, 2002, one share of Class B common stock at a price of

$1.10 and 1,325,000 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time, one share of Class B Common stock at a price of $.001. All of the warrants contain provisions which protect the holders thereof against dilution by adjustment of the exercise price and number of warrants, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

Transfer agent and registrar

         The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

         Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

                        Shares available for future sale

         On the date of this prospectus, all 1,704,322 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act for so long as this prospectus is still current. An additional 13,460,866 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations. These figures do not include the additional 5,254,900 shares underlying currently exercisable warrants, all of which will be freely tradable upon exercise, provided this prospectus is current.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              Plan of distribution

         The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

         The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              Selling stockholders

         We are registering

o Shares of common stock purchased by investors in our 1999-2000 private placement offerings,

o        a portion of the shares of common stock owned by our founders, and

o 5,254,900 shares of common stock underlying currently outstanding warrants.

         Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

         Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December, 2000.

         These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.


                                                                    Shares Beneficially Owned
Name of Selling Security Holder                   Before Offering            Offering            After offering

Marc Dufresne (1978) Inc.                             950,565                 84,061                  866,504
Benoit Dufresne                                      2,005,400               177,343                1,368,263
Simon Dufresne                                       1,501,000               132,737                1,368,263
Sibco inc.                                           1,000,000                88,432                 911,568
W.A.F.A. Investment Corporation                      7,400,000               654,400                6,745,600
Societe Merivel Inc.                                 1,000,000                88,432                 911,568
9064-6167 Quebec Inc.                                 100,000                 30,000                 70,000
Power Group Investment Inc.                           100,000                 30,000                 70,000
Paul Roy                                              50,000                  15,000                 35,000
O.S.F.A. Corp.                                        135,000                 40,500                 94,500
Carole Deslongchamps                                   5,000                  1,500                   3,500
Louise Gravel                                         10,000                  3,000                   7,000
Paulette Landry                                        2,000                   600                    1,400
Josee Landry                                           2,000                   600                    1,400
Yves Landry                                            2,000                   600                    1,400



Jean-Marie Landry                                      2,000                   600                    1,400
Michel Felx                                            2,000                   600                    1,400
Crecenzo Giannangelo                                  83,478                  25,043                 58,435
Francesca Piazza                                      14,348                  4,304                  10,044
Francesca Piazza                                       3,897                  1,169                   2,728
Maria Di Salvatore                                    10,000                  3,000                   7,000
Sylvie Boulerice                                      20,000                  6,000                  14,000
Jo-Ann Salerno                                         5,000                  2,200                   2,800
Paola Di Salvatore                                    10,000                  3,000                   7,000
Francesco Spadafora                                   13,000                  3,900                   9,100
Franca Spadafora                                      10,000                  3,000                   7,000
Esther Spadafora                                      20,000                  6,000                  14,000
Pelino Spadafora                                      40,000                  12,000                 28,000
BBT Consulting Group Ltd                              500,000                150,000                 350,000
Andre Desjardins                                      25,000                  7,500                  17,500
Maurice Robert                                        10,000                  3,000                   7,000
Francois Thibeault                                     2,000                   600                    1,400
Diane Girard                                           16,000                 10,400                  5,600
Claudette Girard                                       2,000                  1,300                    700
Gabriel Lussier                                        2,500                  2,500                     0
Yves Lussier                                           2,500                  2,500                     0
Jean-Benoit Gagnon                                     2,000                  2,000                     0
Lucille Gagnon                                         4,000                  4,000                     0
Mylene Gagnon                                          2,000                  2,000                     0
Danik Lavoie                                           1,500                  1,500                     0
Reynald Gagnon                                         5,000                  5,000                     0
Mohamed Bennis                                        10,000                  10,000                    0
Francois Thibeault                                     2,000                  2,000                     0
Ursule Germain                                         1,000                  1,000                     0
Andree Dubuc                                           1,000                  1,000                     0
Marc Dufresne                                          1,000                  1,000                     0
Polydex Inc.                                          10,000                  10,000                    0
Derek Lightfoot                                        3,000                  3,000                     0
Marcel Bruneau                                         5,000                  5,000                     0
Michel Caron                                           1,000                  1,000                     0
Ethel Brenner                                          1,000                  1,000                     0
Fran Altman                                            1,000                  1,000                     0
Roger Gauvin                                           1,000                  1,000                     0
Marcel Mongrain                                       35,000                  35,000                    0
Karine Hebert                                          2,000                  2,000                     0
Marilyn Bouchard                                      20,000                  20,000                    0


                                                                   Warrants Beneficially Owned*

Name of Warrant Holder                            Before Offering            Offering            After Offering

Rene-Jean Lavallee                                    100,000                100,000                    0

                                       31


Benoit Dufresne                                     1,132,900              1,132,900                   0
Simon Dufresne                                        128,500                128,500                   0
Abdel Jabbar Abouelouafa                            1,205,000              1,205,000                   0
Jean Gagnon                                         1,205,000              1,205,000                   0
Louise St-Pierre                                       60,000                 60,000                   0
BBT Consulting Group Ltd                              500,000                500,000                   0
Power Group Consultants LLC                           100,000                100,000                   0
Gabriel Lussier                                         2,500                  2,500                   0
Yves Lussier                                            2,500                  2,500                   0
Jean-Benoit Gagnon                                      2,000                  2,000                   0
Lucille Gagnon                                          4,000                  4,000                   0
Mylene Gagnon                                           2,000                  2,000                   0
Danik Lavoie                                            1,500                  1,500                   0
Reynald Gagnon                                          5,000                  5,000                   0
Mohamed Bennis                                        110,000                110,000                   0
Francois Thibeault                                      2,000                  2,000                   0
Ursule Germain                                          1,000                  1,000                   0
Andree Dubuc                                            1,000                  1,000                   0
Marc Dufresne                                           1,000                  1,000                   0
Jo-Ann Salerno                                          1,000                  1,000                   0
Diane Girard                                            8,000                  8,000                   0
Polydex Inc.                                           10,000                 10,000                   0
Claudette Girard                                        1,000                  1,000                   0
Derek Lightfoot                                         3,000                  3,000                   0
Marcel Bruneau                                          5,000                  5,000                   0
Michel Caron                                            1,000                  1,000                   0
Ethel Brenner                                           1,000                  1,000                   0
Fran Altman                                             1,000                  1,000                   0
Roger Gauvin                                            1,000                  1,000                   0
Marcel Mongrain                                        35,000                 35,000                   0
Karine Hebert                                           2,000                  2,000                   0
Marilyn Bouchard                                       20,000                 20,000                   0
Taghi Zaim                                            100,000                100,000                   0
Charles Abikhzer                                      100,000                100,000                   0
W.A.F.A  Investment Corp.                             400,000                400,000                   0

----------

* We are registering the shares underlying the warrants. References in the chart to before or after sale are all references to the underlying shares. The list has been presented in two parts to distinguish between the actual shares and the shares underlying the warrants. Each warrant is exercisable into one share of Class B common stock at a price of $1.10 or $.001.

                                  Legal matters

         Legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit P.C., New York, New York.

                                     Experts

         Our audited financial statements as of September 30, 1999 and 2000 and for the fiscal years then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

         Commencing on the date of this prospectus, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549:

     Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
--------------------------------------------------------------------------------


                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of Biomasse International, Inc.

We have audited the accompanying balance sheet of Biomasse International, Inc. (a company in the development stage) as of September 30, 2000 and 1999 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biomasse International, Inc. at September 30, 2000 and 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has experienced an operating loss and management has determined that it will require additional capital to continue funding operations and meet its obligations as they come due. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/Mark Cohen
Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
December 26, 2000

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET

                                     Assets

                                                                         December 31,                September 30,
                                                                            2000                 2000             1999
                                                                        (Unaudited)

Current Assets
     Cash and cash equivalents                                             $ 115              $ 4,891         $ 56,615
     Receivables, net                                                      4,549               11,402           17,385
     Other current assets                                                  9,802               11,544           15,932
       Total current assets                                               14,466               27,837           89,932
Property and equipment, net                                              202,914              203,128          200,000
Intangibles, net                                                          73,028               78,528          100,528
Other assets                                                               3,884               12,180            1,218

       Total assets                                                      294,291              321,673          391,678
                                                                      ==================  ============     =============

                      Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable                                                     56,062               53,694           31,528
     Other current liabilities                                            52,719               31,591                -
     Note Payable                                                              -               56,566

       Total current liabilities                                         108,781               85,285           88,093

Shareholder's Equity
     Common Stock, class A, $1.00 par value; authorized                        -                    -                -
          5,000,000 shares; issued and outstanding 0 in 2000
          and 1999
     Common Stock, class B, $.001 par value; authorized                   19,135               19,135           19,135
          55,000,000 shares; issued and outstanding 15,165,188
          15,165,188 and 19,135,223 respectively
     Paid in Capital                                                     906,985              905,485          375,550
     Treasury Stock                                                      (3,970)               (3,970)               -
     Share subscription receivable                                     (386,500)             (390,000)               -
     Deficit accumulated during the development stage                  (350,141)             (294,262)         (91,101)

       Total Shareholder's Equity                                        185,510              236,388          303,584

        Total liabilities and shareholder's equity                     $ 294,291             $321,673         $391,678
                                                                   =============           ============    =============

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF OPERATIONS
            FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 (UNAUDITED)
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000



                                                      For the three
                                                      months ended                                           Inception
                                                      December 31,         Year Ended September 30,      (March 19, 1999)
                                                                       --------------------------------       through
                                                       2000                2000             1999          December 31, 2000
                                                   --------------      ------------     ------------      ------------------
                                                    (Unaudited)                                              (Unaudited)
Operating Expenses:
       Travel                                            $ 2,967          $ 32,938          $ 6,207                $ 42,112
       Professional fees                                       -            27,915           62,172                  90,087
       Consulting fees                                    30,400            57,821           10,000                  98,221
       Rent                                                3,082            12,925              609                  16,616
       Depreciation                                          214               584                                      797
       Amortization                                        5,500            22,000            9,472                  36,972
       Selling, general and administrative expenses       13,893            49,625            2,641                  66,158
                                                   --------------      ------------     ------------      ------------------

Operating Loss                                           (56,056)         (203,808)         (91,101)               (350,964)

Other Income/(Expense)
      Interest Income - related party                        177               646                -                     824
                                                   --------------      ------------     ------------      ------------------
  Total Other Income                                         177               646                -                     824

Net Loss                                                 (55,878)         (203,161)         (91,101)               (350,141)

Basic weighted average common shares outstanding      15,165,188        15,449,199       18,836,507              16,376,931
                                                   ==============      ============     ============      ==================
Basic Loss per common share                            $ (0.0037)        $ (0.0132)       $ (0.0048)              $ (0.0214)
                                                   ==============      ============     ============      ==================


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' EQUITY
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000


                                                    Common Class A           Common Class B          Treasury Shares - Class B
                                            ------------------------------------------------------------------------------------
                                             Shares        Amount     Shares   Par Value  Amount    Shares   Par Value   Amount
                                            ------------------------ -----------------------------------------------------------


Balance, beginning:  March 19, 1999              -        $     -        -                $    -         -               $    -

April 01, 1999  sale of Class B common stock                         17,684,723   0.001   17,685


April 01, 1999 contract settlement -
BBT Consulting Group, Inc.                                              500,000   0.001      500

April 01, 1999 non cash advisory services

April 26, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for license rights                                                    588,000   0.001      588
  Dividend to affiliate - Marc Dufresne (1978) Inc.
  for license rights

July 07, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for equipment                                                         306,000   0.001      306
  Dividend to affiliate - Marc Dufresne (1978) Inc.
  for equipment

September 30, 1999 sale of Class B common stock through                  56,500   0.001       57
circular offering

Net loss year ended September 30, 1999
                                           --------        --------   ---------- -------- -----------  ------- -------- -----------
Balance: September 30, 1999                      -              -    19,135,223   0.001   19,135         -                    -

November 29, 1999
  Repurchased treasury shares from Marc Dufresne (1978) Inc.                                         (4,500,000) 0.001     (4,500)
  Proceeds from the sale of Class B through circular offering                                             3,000  0.001          3
  Issuance of stock to Marc Dufresne (1978) Inc. for settlement                                          56,565  0.001         57
  of note payable

March 01, 2000 sale of Class B common through circular offering                                           5,000  0.001          5

March 13, 2000 sale of Class B common through circular offering                                           5,400  0.001          5

April 05, 2000  sale of Class B common through circular offering                                          2,000  0.001          2

June 09, 2000 sale of Class B common through circular offering                                           35,000  0.001         35

June 16, 2000 sale of Class B common through circular offering                                            1,000  0.001          1

June 23, 2000 sale of Class B common through circular offering                                            2,000  0.001          2

July 07, 2000 sale of Class B common through circular offering                                           20,000  0.001         20

September 30, 2000  subscription of Class B common through                                              400,000  0.001        400
circular offering

September 30, 2000 office rent applied to paid in capital

Net loss for the twelve month period ended September 30, 2000
                                           --------        --------   ---------- -------- ----------- ---------- -------- ----------
Balance, ending:  September 30, 2000            -              -      19,135,223  0.001       19,135  (3,970,035) 0.001    (3,970)

October 13, 2000 receipts for share subscription receivable
(Unaudited)
December 31, 2000 office rent applied to paid in capital (Unaudited)

Net loss for the three month period ended December 31, 2000
(Unaudited)
                                           --------        --------   ---------- -------- -----------  ------- -------- -----------
Balance, ending:  December 31, 2000
(Unaudited)                                      -         $      -   19,135,223 $ 0.001 $   19,135(3,970,035)  $ 0.001  (3,970)


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' EQUITY
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000 (CONT.)



                                                                                                Accumulated
                                                                                Share          Deficit during        Total
                                                                 Paid in      Subscription      Development        Shareholder's
                                                                 Capital       Receivable          Stage              Equity
                                                                 --------     -------------    ---------------     ----------------

Balance, beginning March 19, 1999                               $     -        $      -          $     -            $      -

April 01, 1999 sale of Class B common stock                           -                                               17,685

April 01, 1999 contract settlement -                                  -                                -                 500
BBT Consulting Group, Inc.

April 01, 1999 non cash advisory services                        10,000                          (10,000)                  -

April 26, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for license rights                                            587,412                                -             588,000
  Dividend to affiliate - March Dufresne (1978) Inc.           (478,000)                                            (478,000)
  for equipment

July 07, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for equipment                                                 305,694                                -            306,000
  Dividend to affiliate - Marc Dufresne (1978) Inc.            (106,000)                                           (106,000)
  for equipment

September 30, 1999 sale of Class B common stock through          56,444                                -             56,500
circular offering

Net loss year ended September 30, 1999                                                           (81,101)           (81,101)
                                                             -----------    -----------        -----------         ----------
Balance:  September 30, 1999                                    375,550             -            (91,101)           303,584

November 29, 1999
  Repurchased treasury shares from March Dufresne (1978) Inc.                                                        (4,500)
  Proceeds from the sale of Class B through circular offering     2,997                                               3,000
  Issuance of stock to Marc Dufresne (1978) Inc. for settlement  56,509                                              56,566
  of note payable

March 01, 2000 sale of Class B common through circular offering   4,995                                               5,000

March 13, 2000 sale of Class B common through circular offering   5,395                                               5,400

April 05, 2000 sale of Class B common through circular offering   1,998                                               2,000

June 09, 2000 sale of Class B common through circular offering   34,965                                              35,000

June 16, 2000 sale of Class B common through circular offering      999                                               1,000

June 23, 2000 sale of Class B common through circular offering    1,998                                               2,000

July 07, 2000 sale of Class B common through circular offering   19,980                                              20,000

September 30, 2000 subscription of Class B common through       399,600     (390,000)                                10,000
circular offering

September 30, 2000 office rent applied to paid in capital           500                                                 500

Net loss for the twelve month period ended September 30, 2000                                   (203,161)          (203,161)
                                                             -----------    -----------        -----------         ----------
Balance, ending:  September 30, 2000                            905,485     (390,000)           (294,262)           236,388

October 13, 2000 receipts for share subscription receivable                    3,500                                  3,500
(Unaudited)
December 31, 2000 office rent applied to paid in capital          1,500                           (1,500)                 -
(Unaudited)

Net loss for the three month period ended December 31, 2000
(Unaudited)                                                                                      (53,378)           (53,378)
                                                             -----------    -----------        -----------         ----------
Balance, ending:  December 31, 2000 (Unaudited)              $906,985      $ (386,500)         $(350,141)          $185,510


                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
            FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 (UNAUDITED)
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000



                                                      For the three                                        Inception
                                                      months ended   For the years ended September 30, (March 19, 1999)
                                                      December 31,   ----------------------------------    through
                                                        2000             2000              1999         December 31, 2000
                                                    --------------   --------------    --------------   -------------------
                                                     (Unaudited)                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                       $ (55,878)      $ (203,161)        $ (91,101)           $ (350,141)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
            Depreciation and amortization                   5,714           22,584             9,472                37,770
            Rent expense offset to paid in capital          1,500              500                                   2,000
            Issuance of warrants for advisory services                                        10,000                10,000
Changes in Operating assets and liabilities:
            Receivables                                     6,853            5,983           (17,385)               (4,549)
            Other Current Assets                            1,742            4,388           (15,932)               (9,802)
            Other Assets                                    8,296          (10,962)           (1,218)               (3,884)
            Accounts Payable and Accrued Liabilities       23,496           53,757            31,528               108,781
                                                    --------------   --------------    --------------   -------------------

Net cash provided by/(used in) operating activities        (8,276)        (126,913)          (74,636)             (209,825)


CASH FLOWS FROM INVESTING ACTIVITIES:

            Purchase of property and equipment                  -           (3,711)                -                (3,711)
                                                    --------------   --------------    --------------   -------------------

Net cash provided by/(used in) investing activities             -           (3,711)                -                (3,711)


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                    -                -            56,566                56,566
  Purchase of treasury stock                                    -           (4,500)                -                (4,500)
  Sales of common stock                                     3,500           83,400            74,685               161,585
                                                    --------------   --------------    --------------   -------------------

Net cash provided by/(used in) financing activities         3,500           78,900           131,251               213,651
                                                    --------------   --------------    --------------   -------------------


Net increase (decrease) in cash and cash equivalents       (4,776)         (51,724)           56,614                   115
Cash and cash equivalents, beginning of period              4,891           56,615                 -                     -
                                                    --------------   --------------    --------------   -------------------

Cash and cash equivalents, end of period                    $ 115          $ 4,891          $ 56,614                 $ 115
                                                    ==============   ==============    ==============   ===================


Supplemental Schedule of noncash investing and financing activities:

April 26, 1999 issued 588,000 shares of common stock                                         110,000               110,000
for license rights from affiliate (recorded at predecessor
basis)

July 07, 1999 issued 306,000 shares of common stock                                          200,000               200,000
for equipment from affiliate (recorded at predecessor
basis)

November 29, 1999 issuance of 56,565 shares of                              56,566                                  56,566
common stock in settlement of note payable (related


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
            FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     Biomasse International, Inc., was incorporated in the State of Florida on March 19, 1999. The company has acquired a unique technology to process and dispose of the waste created by pulp and paper companies in an efficient and environmentally-friendly way. The pulp and paper industry in Canada is facing many challenges caused by an increasingly competitive world market. Pulp and paper plants in Canada are lagging behind their competitors in the U.S.A. and Europe in productivity and in quality of their products. The industry is now in a restructuring phase to reduce its costs of operations and diversify its products line. The industry is also increasingly scrutinized by environmental agencies as this industry is a major producer of toxic waste. Environmental regulations are becoming tighter and the public is becoming more environmentally-conscious. Biomasse International, Inc.'s technology addresses both problems: to eliminate the toxic waste by incinerating it and then from the waste material to produce steam energy which can be used for the operation of machinery in the plants. The plant thus saves the cost of trucking the waste to distant locations to bury it, and at the same time it eliminates the waste completely, meeting the most stringent environmental concerns.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting:
    Biomasse International, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

Management estimates:
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:
    The carrying amounts of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short duration of these instruments.

Intangible assets
    Intangible assets consist principally of intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies. Intangible assets are amortized on a straight line basis over 5 years.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Impairment of long-lived assets:
    Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Cash and cash equivalents:
    The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:
    The Company believes that the carrying amount of receivables at December 31, 2000 approximates the fair value at such date.

Property, equipment and depreciation:
    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows when the property and equipment is placed in service:

                                                       Estimate Useful Life
                                                             (In Years)

            Office Furniture and Equipment                       10
            Computer Equipment                                    3
            Machinery and Equipment                              10

    The cost of fixed assets retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in net earnings.

    Repairs  and  maintenance  are  charged  to  operations  as  incurred,   and
    expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

Earnings (Loss) per share calculation:
    Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings
    (loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings
    (loss) per share since considering such items would have an anti-dilutive effect.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Recent Accounting Pronouncements:
      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards Board (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", amended by Statements of Financial Accounting Standards Board (SFAS) No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - an amendment of FASB Statement 133" and Statement of Financial Accounting Standards Board (SFAS) No. 138, "Accounting for Derivative Instruments and Hedging Activities - an amendment of FASB Statement 133." These new standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. This Statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

NOTE 3 - DETAILS OF FINANCIAL STATEMENT COMPONENTS



                                                   December 31,               September 30,
                                                      2000                        2000              1999
                                                      ----                        ----              ----
                                                   (Unaudited)
Receivables:
   Due from Federal Tax Authority                   $ 1,255                     $ 2,830             $  -
   Due from Provincial Tax Authority                  3,294                       2,985                -
   Advances due from A. Abouelouafa                       -                       5,587                -
   Other receivables                                      -                           -           17,385
                                                    ---------                 ------------       --------
                                                    $ 4,549                     $11,402          $17,385

Other current assets:
   Prepaid rent                                           -                         282                -
   Employee advances                                  9,802                      11,262           15,932
                                                    ---------                 -------------      --------
                                                    $ 9,802                     $11,544          $15,932

Property and equipment:
   Furniture & Fixtures                             $ 1,638                     $ 1,638          $     -
   Computer Equipment                                 2,073                       2,073                -
   Equipment                                        200,000                     200,000          200,000
                                                    -------                     -------          -------
   (Acquired from affiliate and recorded at         203,711                     203,711          200,000
     predecessor  basis with the cost over such
     basis recorded as a dividend to
     affiliate).
  Accumulated depreciation                              797                         583                -
                                                   ----------                   -------          -------
                                                   $202,914                    $203,128         $200,000
Intangibles:
   License rights/Intellectual property            $110,000                    $110,000         $110,000
   (Acquired from affiliate and recorded at
    predecessor basis with the cost over
    such basis recorded as a dividend to affiliate).
   Accumulated amortization                          12,324                      10,490            3,157
                                                   ----------                   -------          -------
                                                   $ 97,676                    $ 99,510         $106,843

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 3 - DETAILS OF FINANCIAL STATEMENT COMPONENTS (CONTINUED):

On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and acquire the intellectual property at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation. (refer to note 6 - repurchase of stock from shareholder and note 7).

                                December 31,           September 30,
                                  2000            2000             1999
                                  ----            ----             ----
                              (Unaudited)
Other assets:
    Loan receivable -
    Related Party             $      -         $ 7,646          $     -
    Security Deposit             3,884           4,544            1,218
                              $  3,884         $12,180          $ 1,218

NOTE 4 - COMMITMENTS AND CONTIGENCIES

Employment Contracts
         On April 01, 1999, the Company executed a five year employment agreement (which was to start on January 01, 2000 and has been amended to start on the date the company's stock is listed on the OTC bulletin board) with its President, Vice President Technical, Vice President Strategic Matter, Vice President Finance and the Vice President Legal Matters. On November 29, 1999, the Vice President Legal Matters and Vice President Technical resigned and their employment contracts were cancelled. On March 31, 2000, the Vice President Strategic Matters resigned and the employment contract was cancelled. There were no costs to the Company associated with the resignation and cancellation of the employment contracts.

Office Leases

         On September 01, 1999, the Company entered into an agreement with Fernand Lamothe, Inc. for office space in Fort Lauderdale, Florida. The term of the agreement was one (1) year expiring on August 31, 2000. The annual lease amount was $7,308 USD.

         On September 01, 2000, the Company entered into an agreement with Gestion Sibco Inc. for office space Quebec, Canada. Benoit DuFresne is a major shareholder of Gestion Sibco Inc.. The term of the agreement is one
    (1) year expiring on August 31, 2001. The annual lease amount is $6,000 USD. Gestion Sibco Inc has agreed to waive the lease payments due since the Company is in the development stage and has incurred losses since inception. The lease amount for September 2000 of $500 USD has been reflected in the financial statements of the Company at September 30, 2000 as rent expense with an offset to paid in capital. $1,500 has been reflected in the financial statements of the Company at December 31, 2000 as rent expense with an offset to paid in capital

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 5 - GOING CONCERN

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $55,878 for the three months ended December 31, 2000 (unaudited). The Company also reported net losses of $203,161 and $91,101 for the twelve months ended September 30, 2000 and 1999 respectively as well as reporting net losses of $350,141 from inception (March 19, 1999) to December 31, 2000 (unaudited). As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $8,276 for the three months ended December 31, 2000 (unaudited). The Company incurred negative cash flows from operating activities of $126,913 and $74,635 for twelve months ended September 30, 2000 and 1999 respectively and has reported deficient cash flows from operating activities of $209,825 (unaudited) from inception (March 19, 1999). To date, these losses and cash flow deficiencies have been financed principally through the sale of common stock ($161,585) Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

NOTE 6 - RELATED PARTY TRANSACTIONS

     Advance to Officer:
       During 1999, 2000 and the current year, the Company advanced amounts to the Vice President, Jean Gagnon, for travel and other expenses he may incur in the course of business. These advanced amounts are required to be repaid in the following fiscal year if the advances exceed the incurred expenses. At December 31, 2000, the advanced amount totaled $9,802 (unaudited).

     License rights:
       On April 26, 1999, the Company entered into a license rights agreement with Marc DuFresne (1978) Inc., a shareholder of the company and an affiliate. The amount of the license agreement was $588,000. On April 26, 1999, the Company issued 588,,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., a shareholder of the company, in settlement of the license rights agreement in the amount of $588,000. The license was capitalized at predecessor cost for an amount of $110,000 with the difference of $478,000 treated as a dividend to affiliate. The $478,000 dividend to affiliate was applied against paid in capital.

     Note payable to stockholder:
       The company had a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. The note is unsecured and bears interest of prime plus two percent and matures on September 30, 2000.

     Issuance of stock for equipment:
       On July 07, 1999, the Company issued 306,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., a majority shareholder of the company and an affiliate, in settlement of an invoice for the purchase of equipment in the amount of $306,000. The equipment was capitalized at predecessor cost for an amount of $200,000 with the difference of $106,000 treated as a dividend to affiliate. The $106,000 dividend to affiliate was applied against paid in capital.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 6 - RELATED PARTY TRANSACTIONS (CONTINUED):

     Repurchase of shares from stockholder:
       On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and repurchase 4,500,000 shares held by Marc Dufrresne (1978) Inc.. These shares are being held by Biomasse International, Inc. as treasury shares. The company also exercised its right to acquire all intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation. The company had a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. As part of the above transaction, it was agreed by all parties to issues 56,565 shares of stock is settlement of this note.


NOTE 7 - CONVERSION OF LICENSE RIGHTS TO INTELLECTUAL PROPERTY

     On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement. The company also exercised its right to acquire all intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 9 - SHAREHOLDERS' EQUITY

     Common stock
       The Company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

       On April 01, 1999, the Company issued 17,684,723 shares of Class B common stock to founding shareholder's at a price of $.001.

       On April 01, 1999, the Company issued 500,000 shares of Class B common stock at par value and 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASD) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. The Company also incurred consulting fees of $50,000 as part of its contractual agreement with BBT Consulting Group, Inc. The fair value of the shares and warrants were determined to be $.001 on April 01, 1999.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

       NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

       On April 26, 1999, the Company issued 588,,000 shares of common stock of Class B, at a price of $1.00 per share, to Marc DuFresne (1978) Inc., a shareholder of the company, in settlement of the license rights agreement in the amount of $588,000.

       On July 07, 1999, the Company issued 306,000 shares of common stock of Class B to Marc DuFresne (1978) Inc., a majority shareholder of the company and an affiliate, in settlement of an invoice for the purchase of equipment in the amount of $306,000.

       On September 30, 1999, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 56,500 units at price of $1.00 per unit. From this transaction, the Company issued 56,500 shares of Class B common stock and 56,500 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

       On November 29, 1999, the Company issues 56,565 shares of stock stock of Class B, at a price of $1.00 per share, as settlement of a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc.

       From November 29, 1999 to June 23, 2000, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 53,400 units at price of $1.00 per unit. From this transaction, the Company issued 53,400 shares of Class B common stock and 53,400 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

       On July 07, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 20,000 units at price of $1.00 per unit. From this transaction, the Company issued 20,000 shares of Class B common stock and 20,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

       On September 30, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 400,000 units at price of $1.00 per unit. From this transaction, the Company issued 400,000 shares of Class B common stock and 400,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

    Treasury stock
       On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and repurchase 4,500,000 shares held by Marc Dufrresne (1978) Inc at $0.001 per share. These shares are being held by Biomasse International, Inc. as treasury shares. The company uses the cost method of accounting for treasury stock. The company has made these shares available first for sale through its circular offering and also before any other unissued common shares are sold. The total number of treasury shares available at December 31, 2000 is 3,970,035.

    Warrants and options

       In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123.

       On April 01, 1999, the Company issued 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASD) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. The Company did not reflect any expense in the financial statements for these warrants issued since the grant price of the warrant equaled the fair value of the stock on April 01, 1999.

       On April 01, 1999, the Company issued 100,000 warrants to Mr. Rene-Jean Lavallee for advisory services. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. On this date Mr. Lavallee was considered an unrelated third party. These warrants were issued for advisory services relating to the engineering aspects of a project. Although Mr. Lavallee agreed not to charge the company for his service and was not expecting payment, it was determined his efforts were 200 hours at $50 per hour totaling $10,000. This amount has been reflected as consulting expense in the financial statements with an offset to paid in capital.

       On April 01, 1999, the Company, pursuant to certain executive employment contracts, issued 725,000 warrants to senior executives of the Company at an exercise price of $.001 per share. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant equaled the fair value of the stock on April 01, 1999.

       On September 30, 1999, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 56,500 units at price of $1.00 per unit. From this transaction, the Company issued 56,500 shares of Class B common stock and 56,500 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

       From November 29, 1999 through June 23, 2000, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 53,400 units at price of $1.00 per unit. From this transaction, the Company issued 53,400 shares of Class B common stock and 53,400 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

       On April 01, 2000, the Company issued 1,000,000 warrants to A Abdel Jabbar Abouelouafa as part of a contractual consulting agreement. As per the agreement, consulting fees of $5,000 per month since April 01, 2000 have been reflected in the financial statements, which is the entire consulting fee agreed to. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The Company did not reflect any expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

       On April 01, 2000, the Company, pursuant to an executive employment contract, issued 1,000,000 warrants to its President, Mr. Benoit Dufresne. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

       On April 01, 2000, the Company, pursuant to an executive employment contract, issued 1,000,000 warrants to its Vice President Finance, Mr. Jean Gagnon The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

       On July 07, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 20,000 units at price of $1.00 per unit. From this transaction, the Company issued 20,000 shares of Class B common stock and 20,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

       On Augurst 22, 2000, the Company issued 300,000 warrants to 3 parties as part of a contractual consulting agreement. As per the agreement, consulting fees of $1,000 per month since April 01, 2000 have been reflected in the financial statements, which is the entire consulting fee agreed to. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The Company did not reflect any expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on August 22, 2000.

       On August 22, 2000, the Company, pursuant to an employment contract, issued 100,000 warrants to its Director of Engineering R&D. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on August 22, 2000.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

       On September 30, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 400,000 units at price of $1.00 per unit. From this transaction, the Company issued 400,000 shares of Class B common stock and 400,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

FAS 123 "Accounting for stock based compensation"



                                                          December 31,             Year  ended September 30,
Paragraph 47 (a)                                              2000                    2000             1999
                                                              ----                    ----             ----
                                                          (Unaudited)
1.        Beginning of year - outstanding
            i. number of options                           2,825,000               725,000               0
            ii.weighted average exercise price                   .82                  .001               0
2.     End of year - outstanding
            i.  number of options                          2,825,000             2,825,000         725,000
            ii. weighted average exercise price                  .82                  .001               0
3.       End of year - exercisable
            i.  number of options                          2,825,000             2,825,000         725,000
            ii. weighted average exercise price                  .82                  .001               0
4.       During the year - Granted
            i.  number of options                                  0             2,100,000         725,000
            ii. weighted average exercise price                    0                  1.10            .001
5.       During the year - Exercised
            i.  number of options                                  0                     0               0
            ii. weighted average exercise price                    0                     0               0
6.       During the year - Forfeited
            i.  number of options                                  0                     0               0
            ii. weighted average exercise price                    0                     0               0
7.       During the year - Expired
            i.  number of options                                  0                     0               0
            ii. weighted average exercise price                    0                     0               0


                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2000
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2000

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):


                                                             December 31,             Year  ended September 30,
                                                                 2000               2000                  1999
                                                                 ----               ----                  ----
                                                             (Unaudited)
Paragraph  47 (b)  Weighted-average  grant-date
fair value of  options  granted
during the year:

     1. Equals market price                                      0.00               0.00                  0.00
     2. Exceeds market price                                     0.00               0.00                  0.00
     3. Less than market price                                   0.00               0.00                  0.00

Paragraph 47(C)Equity instruments other than options             none               none                  none

Paragraph 47(d) Description of the method and significant assumptions used during the year to estimate the fair value of options:

The Black Scholes option pricing model is the method used to calculate The fair value of options.

1.       Weighted average risk-free interest rate               6.00%               6.00%                 6.00%
2.       Weighted average expected life (in months)            13.00               16.00                 28.00
3.       Weighted average expected volatility                   0.00%               0.00%                 0.00%
4.       Weighted average expected dividends                    0.00                0.00                  0.00

Paragraph 47(e) Total compensation cost recognized in              0                   0                     0
income for stock-based employee compensation awards.

Paragraph 47(f) The terms of significant none none none modifications of outstanding awards.

Paragraph  48 -  Options  outstanding  at the date of the  latest  statement  of financial position presented:
1.    (a) Range of exercise prices                      $0.001-$1.10        $0.001-$1.10                $ 0.001
      (b) Weighted-average exercise price                        .82                 .82                  0.001
2.    Weighted-average remaining contractual                   13.00               16.00                  28.00
      life (in months)


                                                                                              Inception
                                                                                            Mar. 19, 1999
                                   December 31,      Year ended        Year ended              Through
After proforma effect                2000          Sept. 30, 2000    Sept 30, 1999           December 31, 2000
                              -----------------  ------------------  ----------------       -------------------
                                  (Unaudited)

Net Income                         (52,212)          (188,494)          (84,786)                  (325,492)
Earnings per share             $   (0.0035)        $  (0.0122)        $ (0.0045)                 $ (0.0199)



You should  only rely on the  information  contained
in this  document or other information  that we refer you to.
We have not authorized  anyone to provide you with any other information that is different.  You should note that even though you received a copy of this prospectus, there may have been changes
in our affairs since the date of this prospectus.  This                       6,959,222 Shares of Common Stock
prospectus does not constitute an offer to sell
securities in any jurisdiction in which such offer
or solicitation is not authorized

                                                                              BIOMASSE INTERNATIONAL INC.

TABLE OF CONTENTS                          PAGE

Risk factors                                 2
Special note regarding                                                        PROSPECTUS
    Forward-looking statements               7
Summary historical financial
    Information                              8
Plan of operations                           9
Use of proceeds                             12
Business                                    13
Management                                  20                                _____________ , 2000
Security ownership of certain
    Beneficial owners and management        22
Executive compensation                      22
Certain relationships and
   related transactions                     23
Disclosure of commission position
    on indemnification for securities
    act liability                           23
Description of securities                   23
Plan of distribution                        25
Selling stockholders                        26
Legal matters                               28
Experts                                     28
Available information                       29
Index to Financial Statements.............. F-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other expenses of issuance and distribution

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee .......................         $   2,003
Accountants' Fees ............................................         $  11,000
Legal Fees ...................................................         $  25,000
Company's Administrative Expenses ............................         $  30,000
Printing  and  engraving .....................................         $   5,000
Miscellaneous ................................................         $   3,997

        Total                                                          $  77,000
                                                                         =======

Item 14.          Indemnification of directors and officers.


          Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Florida law.

Item 15.          Recent sales of unregistered securities

         On April 01, 1999, the Company issued an aggregate of 17,684,723 shares of Class B common stock to 30 persons as founding shareholder's at a price of $.001. These shares were issued to non-U.S. persons pursuant to the exemption contained in Regulation S except for one shareholder which is a U.S. entity but is controlled by a non-U.S. person and was exempt pursuant to Section 4(2).

         On April 01, 1999, the Company issued 500,000 shares of Class B common stock at par value and 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASD) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. The fair value of the shares and warrants were determined to be $.001 on April 01, 1999. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 1999, the Company issued 100,000 warrants to Mr. Rene-Jean Lavallee for advisory services valued at $10,000. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. These warrants were issued for advisory services relating to the engineering aspects of a project. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 1999, the Company, pursuant to certain executive employment contracts, issued 725,000 warrants to the senior executives of the Company at an exercise price of $.001 per share. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 2000, the Company issued an aggregate of 3,000,000 warrants to as part of contractual agreements. The warrants are exercisable at $1.10 per share and expire on January 31, 2002.

         On April 26, 1999, the Company issued 588,000 shares of Class B common stock, at a price of $1.00 per share, to Marc DuFresne (1978) Inc., a shareholder of the company, in payment of a licensing fee in the amount of $588,000. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

          On July 07, 1999, the Company issued 306,000 shares of Class B common stock, at a price of $1.00 per share to Marc DuFresne (1978) Inc., a majority shareholder of the company and an affiliate, in settlement of an outstanding invoice for the purchase of equipment in the amount of $306,000. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         In an offering commencing on September 30, 1999, the Company sold an aggregate of 529,000 units at a price of $1.00 per unit. Each unit consisted of one share and one warrant. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10. These units were issued exclusively to non-U.S. persons pursuant to the exemption contained in Regulation S.

         On November 29, 1999, the Company issued 56,565 shares of Class B common stock at a price of $1.00 per share, as settlement of a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note was for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On August 22, 2000, the Company issued 300,000 warrants to 3 parties as part of a contractual consulting agreement. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On August 22, 2000, the Company, pursuant to the terms of an employment contract, issued 100,000 warrants to its Director of Engineering R&D. The warrants are exercisable at $1.10 per share and expire on January 31, 2002. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123.

Item 16.          Exhibits and financial statements schedules.


     3.1       Certificate of Incorporation, as amended*
     3.2       By-Laws
     4.1       Specimen Common Stock Certificate
     4.2       Specimen Warrant Certificate
     4.3       Form of Warrant Agreement*
     5         Opinion of Heller, Horowitz & Feit P.C.*
     10.1      Leases
     10.2      Employment Agreement with Benoit Dufresne
     10.3      Employment Agreement with Jean Gagnon
     10.4      Employment Agreement with Taghi Zaim
     10.5      Consulting Agreement with Abdel Jabbar Abouelouafa
     10.6      License rights agreement with Marc DuFresne (1978) Inc.
     10.7      Consulting Agreement with BBT Consulting Group, Inc.
     23.1      Consent of Heller, Horowitz & Feit, P.C. (included in the Opinion filed as Exhibit 5)
     23.2      Consent of Mark Cohen, C.P.A.*
     27        Financial data schedule*

*  Filed herewith

Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registraion statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 11th day of April, 2001.

     BIOMASSE INTERNATIONAL INC.


     By: /s/Benoit Dufresne
         --------------------------------

         In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

     Signature             Title                          Date
    ------------           ------                         ------


By: /s/Benoit Dufresne     President and Director          April 11, 2001
       Benoit Dufresne


By: /s/Jean Gagnon         Vice President Finance          April 11, 2001
       Jean Gagnon         and Director


By: /s/Pierre H. Vincent   Director                        April 11, 2001
         Pierre H. Vincent

By: _____________________  Director                        April ___, 2001
         Maurice Robert